Exergetic Energy, Inc.
TechTown
440 Burroughs, Suite 386
Detroit, MI 48202
313.378.0834
www.exergeticenergy.com

Press Release Source: Exergetic Energy, Inc. On Thursday March 24, 2011, 9:00 am EDT

DETROIT, MI--(Marketwire - 03/24/11) - Exergetic Energy, Inc. (Pinksheets:XNGR - News), an integrated energy supply company located in Detroit, MI, announced today that it has signed a $10.0 million drawdown equity financing agreement with Auctus Private Equity Fund, LLC ("Auctus"), a Boston-based institutional investor.

"We are pleased to have signed this funding agreement with Auctus, which provides the company with future flexibility," said Clarence McCollum, CEO of Exergetic Energy, Inc. The company recently completed the acquisition of the 22 year veteran fuel supplier company Specialized Services, Inc. (SSI) and now plans to conjoin the fuel delivery business with its core renewable energy business. "The opportunity to take advantage of this unique funding opportunity allows us to complete the construction of our 1.5 megawatt (MW) solar farm facility, as well as completely overhaul and streamline the operations of the recently acquired fuel delivery business," stated McCollum.

The company plans to use the majority of the proceeds in their renewable energy business unit to help underwrite the construction of a 1.5 MW solar farm facility in Desoto County, Florida and complete prototype development of their proprietary solar inverter technology. Remaining proceeds from this agreement will be allocated for working capital to support our current operations of the fuel delivery business as well as other general corporate purposes. Pursuant to the agreement, the Company has the right at its discretion to deliver to Auctus up to $10.0 million worth of its common stock from time to time over a 36-month period. The Company will control the timing and amount of any drawdown of funds from Auctus.

About Exergetic:

Exergetic Energy, Inc. was formed in 2010 with a strong engineering and research focus in renewable energy technology. Exergetic Energy is located in Detroit's TechTown. The company's strengths are core engineering and research within the renewable energy sector. With the acquisition of SSI, Exergetic is now capable of capitalizing on both the renewable and non-renewable energy supply business sectors.